UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 3, 2026
Date of Report (date of earliest event reported)

LISATA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33650	22-2343568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 173 Liberty Corner, NJ 07938
(Address of Principal Executive Offices)(ZipCode)

(908) 842-0100
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LSTA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 3, 2026, the board of directors (the “Board”) of Lisata Therapeutics, Inc. (the “Company”) approved a reduction in workforce by approximately 72%, effective immediately. The decision was based on cost-reduction initiatives intended to reduce the Company’s ongoing operating expenses and maximize shareholder value as the Company plans to pursue strategic options. Affected employees will be offered separation benefits, including severance payments along with temporary healthcare coverage assistance for certain employees. The Company estimates that it will incur approximately $1.2 million of costs in connection with the reduction in workforce related to severance pay and other related termination benefits, which are expected to be incurred through the quarter ending September 30, 2026. The charges the Company expects to incur in connection with this reduction in workforce are subject to a number of assumptions, risks and uncertainties, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, these actions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the reduction in workforce approved by the Board on August 3, 2026, effective as of August 3, 2026, the employment of Dr. Kristen K. Buck, M.D., the Company’s Executive Vice President of R&D and Chief Medical Officer was terminated. Pursuant to the Amended and Restated Employment Agreement, dated as of June 10, 2025, between the Company and Dr. Buck (the “Buck Employment Agreement”), Dr. Buck’s departure from the Company will constitute a termination without Cause (as defined in the Buck Employment Agreement), and, in accordance therewith, subject to Dr. Buck executing a release in favor of the Company, Dr. Buck is contractually entitled to receive an amount equal to 12 months of her base salary and target bonus compensation and the Company shall pay COBRA premiums for Dr. Buck and her covered dependents for a period of up to 12 months.

In addition, on August 3, 2026, the Board approved a cash retention bonus to James Nisco, the Company’s Senior Vice President, Finance and Treasury and Chief Accounting Officer, in the amount of $200,000. The cash bonus is payable within thirty (30) days of, and subject to continued employment with the Company through, December 31, 2026; provided that if the applicable executive’s employment is terminated by the Company without “Cause”, then the retention bonus shall be payable within thirty (30) days of the executive’s execution and non-revocation of a release of claims. The foregoing description is qualified in its entirety by reference to the form of Retention Bonus Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On July 31, 2026, the Company commenced an action in the Court of Chancery of the State of Delaware suing Kuva Labs Inc. (“Kuva Labs”) and its wholly-owned subsidiary Kuva Acquisition Corp. over their breach of the Agreement and Plan of Merger, dated as of March 6, 2026, among the Company, Kuva Labs and Kuva Acquisition Corp. (as amended, the “Merger Agreement”). Among other things, the Company is seeking damages for the benefits its stockholders expected in connection with the transaction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Retention Bonus Letter Agreement, dated as of August 3, 2026, between the Company and James Nisco.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LISATA THERAPEUTICS, INC.

	By:	/s/ David J. Mazzo
Name: David J. Mazzo, PhD
Title: President and Chief Executive Officer
Dated: August 3, 2026